Exhibit 23(b)


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2003, except as to Note 2(L), which is as of May 9, 2003, and Notes 2(M) and 8, which are as of August 18, 2003, relating to the consolidated financial statements, which appears in the 2002 Annual Report to Stockholders of FirstEnergy Corp., as restated, which is incorporated by reference in FirstEnergy Corp.'s Annual Report on Form 10-K/A, Amendment No. 2, for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 28, 2003 relating to the financial statement schedule, which appears in FirstEnergy Corp.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under Item 5. "Interests of Named Experts and Counsel" in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 20, 2003 relating to the financial statements, which appears in the Annual Report of the FirstEnergy Corp. Savings Plan on Form 11-K/A, Amendment No. 1, for the fiscal year ended December 30, 2002.


PricewaterhouseCoopers LLP
Cleveland, Ohio
November 21, 2003